Exhibit 5.1

April 17, 2012

Realty Income Corporation

600 La Terraza Boulevard

Escondido, California  92025

Re:       Realty Income Corporation

Ladies and Gentlemen:

We have served as Maryland counsel to Realty Income Corporation, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the sale and issuance by the Company of 1,400,000 shares (the “Additional Class F Shares”) of the Company’s 6.625% Monthly Income Class F Cumulative Redeemable Preferred Stock, par value $0.01 per share, pursuant to a Purchase Agreement, dated as of April 12, 2012 (the “Purchase Agreement”), by and between the Company and Citigroup Global Markets Inc.  This firm did not participate in the drafting or negotiation of the Purchase Agreement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.         The Registration Statement on Form S-3 (No. 333-179872), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”);

2.         The prospectus, dated March 2, 2012, as supplemented by a prospectus supplement, dated April 12, 2012, filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the 1933 Act;

3.         The Company’s Current Report on Form 8-K in connection with the Purchase Agreement (the “Form 8-K”), to be filed with the Commission under the 1933 Act on or about the date hereof;

Realty Income Corporation

April 17, 2012

4.         The charter of the Company (the “Charter”), including the Articles Supplementary for the Additional Class F Shares (the “Articles Supplementary”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

5.         The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

6          A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7.         Resolutions adopted by the Board of Directors of the Company (the “Board of Directors”), relating to (a) the registration, sale and issuance of the Additional Class F Shares, (b) the execution, delivery and performance by the Company of the Purchase Agreement and (c) the appointment of a Pricing Committee of the Board of Directors (the “Pricing Committee”) and the delegation to the Pricing Committee of all of the powers of the Board of Directors that may be delegated to the Pricing Committee with respect to the sale and issuance of the Additional Class F Shares, certified as of the date hereof by an officer of the Company;

8.         Resolutions adopted by the Pricing Committee, (a) fixing the terms for the issuance and sale of the Additional Class F Shares, including the number and price thereof, and (b) authorizing the execution, delivery and performance of the Purchase Agreement, certified as of the date hereof by an officer of the Company;

9.         The Purchase Agreement;

10.       A certificate executed by an officer of the Company, dated as of the date hereof; and

11.       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.         Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.         Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

Realty Income Corporation

April 17, 2012

3.         Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and  delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.         All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise, other than written modifications, amendments and waivers reviewed by us.

5.         The Additional Class F Shares will not be issued in violation of any restriction or limitation contained in Article VII of the Charter.

6.         Upon the issuance of any of the Conversion Shares (as hereinafter defined), the total number of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”),  issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.         The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.         The issuance of the Additional Class F Shares has been duly authorized and, when issued and delivered by the Company pursuant to the Purchase Agreement against payment of the purchase price therefor specified in the Purchase Agreement, the Additional Class F Shares will be validly issued, fully paid and nonassessable.

3.         The issuance of shares of Common Stock (“Conversion Shares”) upon conversion of the Additional Class F Shares has been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered upon conversion of the

Realty Income Corporation

April 17, 2012

Additional Class F Shares in accordance with the Articles Supplementary, the Conversion Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Form 8-K.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP